EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Calibre Energy, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in this Form 8K/A of our report dated April 28, 2006, of Calibre Energy, Inc., relating to the financial statements as of December 31, 2005 and for the period from inception (August 17, 2005) through December 31, 2005.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas
July 5, 2006